EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

Blackstone Private Credit Fund

(Name of Issuer)

Blackstone Private Credit Fund

(Name of Person(s) Filing Statement)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	$894,967,030.05(1)	0.0000927%	$82,963.44(2)
Fees Previously Paid
Total Transaction Valuation	$894,967,030.05(1)
Total Fees Due for Filing			$82,963.44(2)
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due			$82,963.44(2)

(1)

Calculated as the aggregate maximum purchase price for shares of beneficial interest, based upon the net asset value per share as of March 31, 2022, of $25.82. This amount is based upon the offer to purchase up to 34,661,775 common shares of beneficial interest, par value $0.01 per share, of Blackstone Private Credit Fund.

(2)

Calculated at $92.70 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2022.